Exhibit 4.17

Advertising Service Agreement

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Party A: Jiangxi Universe Pharmaceuticals Co., Ltd.	Party B: Guangdong Fengyang Legend Marketing Consultant Co., Ltd.
Legal Representative: Lai Gang	Legal Representative: Zhou Manyi
Legal Address: No. 265, Jingjiu Avenue, Jinggangshan Economic and Technological Development Zone, Ji’an City, Jiangxi Province	Business Address: Room 105-63664 (centralized office area), No. 6 Baohua Road, Hengqin New District, Zhuhai City

Whereas:

1. Party A hopes to cooperate with Party B in the overall advertising of the enterprise, in order to achieve further promotion and enhancement of the enterprise reputation, its products and brands.

2. Party B is an advertising service enterprise with extensive advertising industry resources and an experienced advertising design and planning team, and is willing to cooperate in accordance with this Contract.

3. The Parties, pursuant to the Civil Code of the People’s Republic of China, the Advertising Law of the People’s Republic of China and relevant laws, judicial interpretations, administrative regulations and departmental rules, enter into this Contract after friendly negotiation and on the principle of equality, mutual benefit and good faith, in relation to Party A’s commissioning of Party B to release television advertisements for Universe Pharmaceuticals.

1. Specific Issues of Advertisement Release

1.1 The Contract shall be valid from October 1, 2021 to September 30, 2022. During the validity of the Contract, in case of any change in the performance hereof, Party A and Party B shall negotiate on such change first and sign a supplementary document with the same effect as this Contract after reaching an agreement.

1.2 Name of the advertising picture/film: Advertisements for the product Bai Nian Dan Guben Yanling Pills. Party A shall provide Party B with the content and version of the advertisements.

1.3 Advertisement release form: TVC

1.4 Advertisement release media and length: Please refer to the monthly schedule for details of the media, and the length is 15s, 30s and 60s.

1.5 Party B shall have the right to review Party A’s advertisement content, presentation mode and technical standards for broadcast tape, and request Party A to make modifications if the advertisement does not meet the requirements for broadcast. Prior to the completion of the modification by Party A, Party B shall have the right to refuse to broadcast.

1.6 The advertising pictures/films delivered by Party A to Party B shall conform to the standards of Party B and relevant laws and regulations.

2. Advertisement Release Fees and Settlement Terms

2.1 During the term hereof, Party A expects to invest a total advertising fee of ¥ 55,000,000 (SAY FIFTY-FIVE MILLION YUAN ONLY), with a price excluding tax: ¥ 51,886,792.45 (SAY FIFTY-ONE MILLION EIGHT HUNDRED AND EIGHTY-SIX THOUSAND SEVEN HUNDRED AND NINETY-TWO POINT FOUR FIVE YUAN ONLY), and tax: ¥ 3,113,207.55 (SAY THREE MILLION ONE HUNDRED AND THIRTEEN THOUSAND TWO HUNDRED AND SEVEN POINT FIVE FIVE YUAN ONLY). The specific fee shall be subject to the Universe Pharmaceuticals Advertising Schedule of every month sealed and confirmed by both parties.

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2.2 Payment method: Party A and Party B agree to pay the contract price by transfer.

Party B’s Bank Account Name: Guangdong Fengyang Legend Marketing Consultant Co., Ltd.

Bank Name:

Bank Account Number:

Party A’s billing information:

Company Name: Jiangxi Universe Pharmaceuticals Co., Ltd.

Unified Social Credit Identifier: 9

Address: No. 265, Jingjiu Avenue, Jinggangshan Economic and Technological Development Zone, Ji’an City, Jiangxi Province

Tel:

Bank Name:

Account Number:

2.3 Within 7 days from the signing of this Contract, Party A shall pay Party B 30% of the total advertising fee, i.e. ¥16,500,000 (SAY SIXTEEN MILLION FIVE HUNDRED THOUSAND YUAN ONLY).

2.4 After the Parties have confirmed each advertising channel, Party A shall pay Party B 58% of the total advertising fee, i.e. ¥31,900,000 (SAY THIRTY-ONE MILLION NINE HUNDRED THOUSAND YUAN ONLY).

2.5 Monthly advertising fee: 1% of the total advertising fee, i.e. ¥550,000 (SAY FIVE HUNDRED AND FIFTY THOUSAND YUAN ONLY), shall be paid before the 7th day of each month (postponed on holidays). Party B shall issue a true, legal and valid special VAT invoice of the same amount within 7 working days upon receipt of the payment from Party A. If there is any change in payment time, both parties shall negotiate separately and confirm in writing. The invoice content is advertising agency fee.

3. Advertisement Release Process

3.1 Party B shall place orders with the media according to the requirements of the Advertising Schedule, and the actual arrangement of monthly advertisements shall be subject to the Advertising Schedule confirmed with seals of Party B and Party A.

3.2 During the performance hereof, any adjustment to the advertisement broadcast or program revision for the reasons attributable to Party B must be notified to Party A in advance. In case there are changes affected by emergency incidents or governmental actions and it is not possible to inform Party A in time, Party A shall be informed within 5 days after the broadcast, and the two parties shall negotiate together and confirm the results of the negotiation by means of a supplementary agreement, which shall have the same legal effect as this Contract.

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3.3 During the performance hereof, if Party A requests to adjust the advertising volume, suspend or resume the broadcast of advertisements under the condition that the schedule has been confirmed, Party B must be informed in writing 7 days in advance. The parties shall negotiate together and confirm the results of the negotiation via email.

3.4 Party B shall provide Party A with the broadcast certificate of regular advertisements every month, which shall be issued by the TV station. No broadcast certificate shall be provided for special forms of advertisements (such as the end credits of programs, computer version of enterprise named programs, corner advertising, etc.).

3.6 In case of doubt about the broadcast of the advertisement, Party A may provide Party B with the monitoring report from CVSC Sofres Media, a third-party professional monitoring company recognized by both parties, within one month upon receipt of the broadcast certificate provided by Party B. The monitoring report may be provided to Party A on a monthly basis. In case of any dispute, the results of “missed broadcast” or “wrong broadcast” monitored by the third-party professional monitoring company CVSC Sofres Media shall prevail. If Party A finds through the above-mentioned inquiry that there is a mistake in the broadcast of the advertisement for the reasons attributable to Party B, Party B shall arrange a supplementary broadcast for Party A within the validity of this Contract according to the principle of “one supplement for one wrong broadcast, one supplement for one missed broadcast”, with the details thereof determined by the parties separately. If the advertisement cannot be broadcast or the actual advertisement broadcast does not conform to the order due to the adjustment and change of the program of the radio and television channel where the advertisement is released, the instruction of the superior entity or the machine failure and other force majeure causes, it shall not be deemed as the fault of Party B.

3.7 The term “wrong broadcast” referred to herein means that the advertising segment or the broadcast version is wrong, or the broadcast time differs from the agreed time by more than 90 minutes and the value decreases; “missed broadcast” means that the advertisement is not broadcast or the broadcast frequency is reduced; “less broadcast” means that the advertisement fails to be broadcast for the corresponding time according to the agreed version, and the agreed broadcast time is reduced; “wrong position” means that the advertisement is not released in the advertising order as agreed in the contract.

4. Rights and Obligations of Both Parties

4.1 Rights and obligations of Party A

4.1.1 Party A shall have the priority to sign the advertising resources hereof under the same conditions when the Contract is renewed.

4.1.2 Party A shall have the right to request Party B to broadcast the advertisements as scheduled according to the Advertising Schedule confirmed by both parties after the advertising materials provided by Party A are examined and approved.

4.1.3 Party A owns the copyright of the advertising pictures/films hereunder, and Party B shall not use them and related materials for purposes other than those required for the performance hereof without written consent of Party A.

4.1.4 Party A shall make all payments on time as agreed herein.

4.1.5 In case of any adjustment of the content, time, time slot and specifications of the advertisement release, Party A shall notify Party B in writing 7 days prior to the originally agreed broadcast date; otherwise the advertisement shall be released in accordance with the Advertising Schedule originally confirmed by both parties.

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4.2 Rights and obligations of Party B

4.2.1 Party B shall have the right to request Party A to make all payments on time as agreed herein.

4.2.2 Party B shall, within two days from the receipt of Party A’s advertisement sample (draft), review the advertisement content entrusted by Party A and have the right to request Party A to modify the content that does not conform to the Advertising Law and other laws and regulations 15 days before the date of advertisement release. If Party A fails to provide legal and effective advertising materials 10 days before the broadcast of the advertisement, Party B shall have the right to refuse to broadcast and both parties shall renegotiate the broadcast date.

4.2.3 During the term hereof, if there is a major change in the program framework and advertising arrangement of the media channel, which affects the return on advertising rights and interests of Party A, Party B shall notify Party A of the updated advertising resources within 3 days upon receipt of the notice of change of the media channel. In principle, the updated advertising resources shall be adjusted equivalent to the same time slot or time and advertising form, subject to the adjustment negotiated and mutually confirmed by both parties.

4.2.4 Party B shall ensure the service quality and make rapid response, and shall timely and accurately provide Party A with channel related resources and latest dynamic information to ensure the smooth cooperation between the two parties.

5. Liability for Breach of Contract

5.1 Where the Contract cannot be performed for reasons attributable not to the parties hereto, both parties shall negotiate first, and then decide whether to continue to perform the Contract based on the specific situation. Both parties shall sign a written supplementary agreement in this regard, which shall have the same legal effect as the Contract. Either party hereto shall be liable to the other party for its breach of contract for reasons of a third party. Any dispute between either party hereto and a third party shall be settled in accordance with the provisions of law or as agreed.

5.2 Where either party expressly states or indicates by its behavior that it will not perform its obligations hereunder, the other party may require it to assume liability for breach of contract or directly rescind the Contract prior to the expiration of the performance period.

5.3 Party A shall be liable for all legal consequences arising from the infringement upon the legitimate rights and interests of a third party due to Party A’s provision of false or illegal advertising content, qualification certificate and proof of ownership. Party B shall only conduct formal review of the legality of the materials provided by Party A and shall not be responsible for the legality of the materials. Party B’s review does not mean that Party B assumes any form of legal responsibility for the advertisement content and presentation mode. After the advertisement is released and broadcast, Party A shall bear all legal liabilities arising from the content and presentation mode of advertisements, and shall be responsible for compensation for any loss caused to Party B. Party B shall have the right to stop the broadcast of the advertisement without bearing any responsibility. In case of changing the materials, Party A shall submit them to the media for review 10 working days in advance.

5.4 During the validity hereof, if Party A needs to terminate this Contract in advance for good reasons, Party A shall negotiate with Party B 30 working days in advance, and the Contract may be terminated in writing through negotiation after both parties have approved and agreed. If Party B is not at fault, the fees already charged shall not be refunded.

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5.5 Party A shall be solely responsible for the fluctuation of media advertising policies caused by the reduction of the advertising amount agreed in the signed Schedule for reasons of Party A. In case a security deposit is involved, both parties shall negotiate and confirm the corresponding security deposit and sign it into the Schedule, which includes but not limited to the security deposit and liquidated damages borne by Party B to the media as a result. Both parties shall, within 30 days after the date of termination of this Contract, settle the relevant advertising fees/liquidated damages according to the actual release of the advertisements as agreed.

5.6 Where either party fails to perform its obligations hereunder or fails to perform its obligations in conformity with the provisions hereof, it shall compensate for any other losses caused to the other party after performing its obligations or taking remedial measures. The amount of such compensation shall be equal to the losses caused by the breach of contract, including the benefits that can be obtained after the performance of the Contract, provided that it shall not exceed the possible losses caused by the breach of contract that the party in breach of contract foresaw or should have foreseen at the time of the conclusion of the contract.

5.7 Where Party A is late in making the payment, it shall pay a late fee to Party B equal to 0.05% of the unpaid amount of the contract for each day of delay. If the delay in payment exceeds 15 days, Party B shall have the right to terminate the Contract directly and request Party A to pay 30% of the unpaid contract amount as compensation for breach of contract.

5.8 After either party breaches the contract, the other party shall take appropriate measures to prevent further loss, and shall not claim compensation for the expanded loss caused by its failure to appropriate measures. Reasonable expenses incurred by the injured party in preventing further loss shall be borne by the breaching party. Where the breaching party materially breaches its obligations hereunder, the non-breaching party shall be exempted from performing its obligations hereunder.

6. Intellectual Property Rights and Confidentiality Provisions

6.1 The undisclosed business information and customer information provided by Party A to Party B shall be the trade secrets of Party A. The undisclosed ideas, scheme research and other information provided by Party B to Party A shall also be regarded as trade secrets. These trade secrets shall not be disclosed without the written consent of the other party or the request of the state authorities.

6.2 Without the written consent of the other party, neither party shall disclose in any form any information and details of this Contract and previous relevant contracts concluded to any third party. Any direct economic loss caused as a result shall be compensated by the party in breach of the contract.

6.3 Except as required for the work hereunder, neither party shall use or copy the trademark, logo, business information, technology, code and other materials of the other party without its prior consent, otherwise it shall bear the direct economic loss caused to the other party.

6.4 Both parties warrant that the information provided by either party to the other party will not infringe the intellectual property rights or legitimate rights and interests of any third parties, otherwise all liabilities shall be borne by the providing party and the other party shall have nothing to do with it.

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6.5 The confidentiality obligation hereof shall remain binding upon expiration of the term hereof, unless the confidential Information becomes public information.

7. Methods of Dispute Settlement

7.1 Any dispute arising in the course of performance hereof shall be settled by both parties through negotiation. In case the negotiation fails, both parties agree that all disputes shall be settled by the people’s court having jurisdiction in the place where the plaintiff resides.

8. Force Majeure

8.1 In the event of an objective circumstance or accident that the parties cannot resist or prevent in their own capacity after this Contract is signed and becomes effective, both parties shall be exempted from partial or full liability due to force majeure.

8.2 The party suffering from force majeure shall, within 10 days, submit an accident report to the other party and issue a document certifying the force majeure issued by an organization mutually recognized by both parties. The party receiving the report and the document shall timely reply, whether it agrees or not.

8.3 The party suffering from force majeure shall take all necessary measures to reduce losses and resume the performance hereof after the event is eliminated, unless the performance of the Contract has been rendered impossible or unnecessary.

8.4 If the Contract cannot be performed or the main purpose of the Contract cannot be realized by either party due to force majeure, the parties shall negotiate over the continued performance hereof. If the negotiation fails, the parties shall make settlement according to the actual situation of the Contract and the Contract shall be automatically terminated on the date of completion of the settlement.

8.5 Force Majeure referred to herein means events beyond the reasonable control of the parties hereto, unforeseeable or unavoidable even if encountered, which prevent, affect or delay either party from performing all or part of its obligations hereunder. Such events include, but are not limited to, government actions, natural disasters, wars, computer viruses, hacker attacks, network failures, delays in service of bandwidth or other network equipment or technology providers, service disruptions or any other similar events.

9. Prevention of Commercial Bribery

9.1 The parties agree that neither party shall provide money or services in any manner to the relevant department or person or other related persons or family, nor shall the relevant department or person or related family of either party directly or indirectly ask for any money or services, including: commissions, kickbacks, remuneration, loans, in-kind and non-in-kind items of value, gifts (travel and entertainment), etc.

10. Miscellaneous

10.1 This Contract shall take effect upon being signed and sealed by both parties. For matters not covered herein, both parties agree to sign a supplementary agreement.

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10.2 The annexes hereto are an integral part of the Contract. In case of any conflict between the agreed terms of the annexes and those in the master contract, the latter shall prevail.

10.3 The Contract shall be automatically terminated when either party loses its legal status as an independent subject. Before the termination of the Contract, both parties shall negotiate and sign a supplementary contract on the outstanding obligations.

10.4 Upon expiration of the contract term, both parties shall complete the performance of their obligations and terminate the Contract.

10.5 The Contract shall be made in duplicate, with each party holding one copy.

10.6 The text herein shall be in printed form and shall not be handwritten or altered except for the signature. If there is content handwritten or altered, the handwritten or altered content shall not be valid unless the seal of both parties is affixed thereon or it is signed by authorized personnel of both parties, and the original printed text before handwriting or alteration shall prevail, without affecting the validity of this Contract.

10.7 The contact method herein is the designated contact person, and the contact person’s behavior shall be deemed as an act of duty. Either party changing the contact method shall notify the other party in advance, otherwise service to the original contact person or service by the original contact method shall be regarded as valid service.

10.7.1 Party A’s designated contact person: Qian Lei, E-mail:.

10.7.2 Party B’s designated contact person: Liu Xianxiao, E-mail:.

[No text below]

Full name of Party A: Jiangxi Universe Pharmaceuticals Co., Ltd. (seal) [seal: Jiangxi Universe Pharmaceuticals Co., Ltd.]	Full name of Party B: Guangdong Fengyang Legend Marketing Consultant Co., Ltd. (seal) [seal: Special seal for contractual uses of Guangdong Fengyang Legend Marketing Consultant Co., Ltd.]

Signature of Authorized Representative (signature): [signature]	Signature of Authorized Representative (signature): [signature]
Date of Signing: September 6, 2021	Date of Signing: September 6, 2021

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